Exhibit 99.1

Media contact:
Gina Penzig,
director, corporate communications
Phone: 785.575.8089
gina.penzig@WestarEnergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 1ST QUARTER 2013 RESULTS
TOPEKA, Kan., May 8, 2013 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $51 million, or $0.40 per share, for the first quarter 2013 compared with earnings of $27 million, or $0.21 per share, for the first quarter 2012.
Higher net income for the quarter compared with last year, was driven primarily by higher revenues, largely as a result of price increases and higher energy sales primarily from colder weather. The increase in revenues was partially offset by higher operating costs, increased interest expense and having recorded corporate-owned life insurance proceeds last year.
Earnings Guidance
The company affirmed its 2013 earnings guidance of $2.00 to $2.15 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. The summary is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.
Conference Call and Additional Company Information
Westar Energy management will host a conference call Thursday, May 9 with the investment community at 10 a.m. ET (9 a.m. CT). Investors, media and the public may listen to the conference call by dialing

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866-953-6859, participant code 30092045. A webcast of the live conference call will be available at www.WestarEnergy.com.
Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.
This earnings announcement, a package of detailed first quarter financial information, the company's quarterly report on Form 10-Q for the period ended Mar. 31, 2013 and other filings the company has made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

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Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar has 7,200 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, a smart meter pilot project and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2012 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company's Quarterly Report on Form 10-Q filed May 8, 2013, (a) in ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 10 and 11;and (3) other factors discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

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Westar Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended Mar. 31,
	2013	2012	Change	% Change
	(In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$165,375	$138,418	$26,957	19.5
Commercial	147,956	129,651	18,305	14.1
Industrial	90,925	85,420	5,505	6.4
Other retail	(3,171)	(2,920)	(251)	(8.6)
Total Retail Revenues	401,085	350,569	50,516	14.4
Wholesale	86,469	71,212	15,257	21.4
Transmission	51,510	45,963	5,547	12.1
Other	7,148	7,933	(785)	(9.9)
Total Revenues	546,212	475,677	70,535	14.8
OPERATING EXPENSES:
Fuel and purchased power	151,752	127,654	24,098	18.9
Operating and maintenance	158,729	156,044	2,685	1.7
Depreciation and amortization	66,846	73,280	(6,434)	(8.8)
Selling, general and administrative	48,945	47,334	1,611	3.4
Total Operating Expenses	426,272	404,312	21,960	5.4
INCOME FROM OPERATIONS	119,940	71,365	48,575	68.1
OTHER INCOME (EXPENSE):
Investment earnings	4,059	4,324	(265)	(6.1)
Other income	3,715	13,590	(9,875)	(72.7)
Other expense	(5,361)	(5,553)	192	3.5
Total Other Income	2,413	12,361	(9,948)	(80.5)
Interest expense	44,284	42,046	2,238	5.3
INCOME BEFORE INCOME TAXES	78,069	41,680	36,389	87.3
Income tax expense	24,813	12,443	12,370	99.4
NET INCOME	53,256	29,237	24,019	82.2
Less: Net income attributable to noncontrolling interests	2,112	1,713	399	23.3
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	51,144	27,524	23,620	85.8
Preferred dividends	—	242	(242)	(100.0)
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$51,144	$27,282	$23,862	87.5
Earnings per common share, basic	$0.40	$0.21	$0.19	90.5
Average equivalent common shares outstanding	127,196	126,495	701	0.6
DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.33	$0.01	3.0
Effective income tax rate	31.78%	29.85%